Exhibit 99.1

Ramaco Resources, Inc. Announces Changes to Executive
Leadership and Board of Directors

FOR IMMEDIATE RELEASE

December 10, 2020

LEXINGTON, Ky. – Following a Board of Directors meeting today, Ramaco Resources, Inc. (NASDAQ: METC) ("Resources" or "the Company") announced changes to its senior management and Board of Directors.

At the end of December, Michael Bauersachs will step down from his roles as President, Chief Executive, and Director of the Company. Ramaco Resources’ current Executive Chairman, Randall Atkins, will assume the additional title of Chief Executive. In addition, current executives Chris Blanchard and Jeremy Sussman will be named Executive Vice Presidents for Operations and Finance respectively.

Bauersachs will assume a position in the existing, privately-owned company Ramaco Royalties (“Royalties”), which will be re-capitalized to acquire metallurgical coal reserves, infrastructure and other energy-related assets. Royalties is a private company owned by Bauersachs, Atkins and private equity backers Yorktown Energy Partners.

“When Mike and I started Ramaco almost ten years ago, he handled the reserve acquisitions, and I did the financing,” said Atkins. “As we’ve grown, we transitioned to developing our core reserve holdings through the public company, and devoted less focus to acquiring new properties through our private royalty company. Mike is a superb talent to lead new acquisition development efforts, and to opportunistically grow Royalties into a unique and substantial presence, particularly in the current environment of the industry. We are grateful for all that Mike has done for Ramaco Resources, while realizing this new role is a natural fit for him.”

Michael Bauersachs noted, “Growing Ramaco from essentially just Randy and I, to almost 400 employees today, has been the highlight of my professional career. While I am stepping back from my current role at Resources, I plan to remain an active consultant and to continue working with both their management team and Board of Directors. I look forward to the exciting opportunity to grow our existing assets in Royalties in both new and traditional directions.”

Atkins also congratulated Blanchard and Sussman on their new positions.

“These two senior executives have both earned this recognition and have provided the oversight behind most of the operational day-to-day management of the Company,” said Atkins. “I look forward to continuing to work with them as we all grow Resources with the rest of our team.”

Three new members were also elected to join Resources’ Board of Directors. In conjunction with these appointments, the Board will be expanded to eleven seats, with a majority being Independent Directors. New members of the Board will be:

·E. Forrest Jones, Jr.: The principal and founder of Jones & Associates, a law firm in Charleston, West Virginia, which specializes in corporate and regulatory matters relating to the coal industry. Mr. Jones is regarded as one of the finest practicing mineral and coal lawyers in the country, and during the past 40+ years has represented nearly every significant private and public coal producer and operator in Central Appalachia.

·David E. K. Frischkorn, Jr.: An energy investment banker with an over 40-year career and a deep family background in the Appalachian coal space. Mr. Frischkorn was one of the principal underwriters involved in Ramaco’s 2017 IPO when he was at Seaport Global Securities, LLC and has previously worked at Jefferies & Co., Kidder, Peabody & Co., and Lehman Brothers. By coincidence, the former Island Creek Coal Company run by his grandfather owned the original Elk Creek mine in West Virginia, which is now Resource’s flagship mining complex.

·Mahmud Riffat: A Principal at Energy Capital Partners, involved in the firm’s credit and capital solutions investment activities. Prior to joining Energy Capital Partners in 2017, Mr. Riffat held positions at First Reserve Corp., Global Infrastructure Partners, and Merrill Lynch & Co.

About Ramaco Resources, Inc.
Ramaco Resources, Inc. is an operator and developer of metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines operating from two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at www.ramacoresources.com.

Contact:

Phone: 859-244-7455
E-mail: info@ramacoresources.com